UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 18, 2022

VALOR LATITUDE ACQUISITION CORP.

(Exact name of Registrant as specified in its Charter)

Cayman Islands	001-40322	98-1578908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

PO Box 309, Ugland House Grand Cayman	KY1-1104
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +1 973-290-2331

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary shares, par value $0.0001 per share	VLAT	Nasdaq Capital Market
Redeemable warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50	VLATW	Nasdaq Capital Market
Units, each consisting of one Class A ordinary share and one-third of one redeemable warrant	VLATU	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2022, Valor Latitude Acquisition Corp. (the “Company”) appointed each of Messrs. John G. Bruno and Ricardo Knoepfelmacher to the Company’s Board of Directors (the “Board”), effective October 18, 2022.

Mr. Bruno, age 57, has extensive public company global experience at scale, as well as information technology, cyber-security and technology enabled business model expertise derived from 30 years in multi-industry executive leadership roles. Mr. Bruno is currently CEO and Managing Partner of Storm Ventures, LLC, a privately held expert advisory management consulting; and early-stage venture investment firm (2022 – present) and a current member of the board of directors of Global Payments (NYSE: GPN) and chair of its compensation committee as well as a member of its technology committee. Previously, Mr. Bruno served in various capacities at Aon, plc, a publicly traded global risk management service provider, including as former executive advisor to the CEO (2021-2022), former Chief Operating Officer (2020 – 2021) and Chief Executive Officer of its Data & Analytics Services business unit (2019 – 2021); Chief Operations Officer (2017 – 2019); and Executive Vice President of Enterprise Innovation and Chief Information Officer (2014 – 2017). Mr. Bruno has also served as former Executive Vice President, Industry and Field Operations and Corporate Development, NCR Corporation, a publicly-traded technology company (2013 – 2014), where Mr. Bruno chaired the company’s Enterprise Risk Management Committee; Executive Vice President and Chief Technology Officer, NCR Corporation (2011 – 2013); Executive Vice President, Industry Solutions Group, NCR Corporation (2008 –2011); Managing Director, Goldman Sachs Group, Inc. (2007 – 2008); and Managing Director, Merrill Lynch & Co., Inc. (2006 – 2007), among other roles. We believe Mr. Bruno’s experience makes him well qualified to serve as a director.

Mr. Knoepfelmacher is the founder of RK Partners and has 30 years of experience in operational and financial restructuring as an executive, consultant and board member. During his career, he worked at Citibank, Grupo Nutrimental and McKinsey & Co. until he founded MGDK & Associados, a restructuring and consulting firm later sold to the Monitor Group (now owned by Deloitte). During this period, he worked in several efficiency gain, investment appraisal and M&A projects in companies including Elevadores Atlas (Atlas-Schindler), Acesita and Abril. Mr. Knoepfelmacher also worked on interim management projects and, at age 30, he was Caloi’s CEO for two years in a major operational and financial restructuring. He was also a senior partner of Monitor Company from which he left to be the CEO of Pegasus Telecom, later sold to the Telemar Group (currently Oi). After the sale of Pegasus, he founded Angra Partners and worked in major projects, such as the restructuring and sale of Brasil Ferrovias and Brenco, among others. Subsequently, Mr. Knoepfelmacher was appointed CEO of Brasil Telecom, where he implemented a robust restructuring project that led to the company’s sale to the Telemar/Oi Group. He also worked on the restructuring of the EBX Group (OGX, OSX and MMX), Paranapanema, Galvão Engenharia, UTC, Estaleiro Atlântico Sul, Estaleiro Enseada, Rossi Residencial, Brasil Supply, Usina Caeté, Property Brasil and PDG, among others. He served as Board Member of NII Holdings / Nextel (2013 – 2019), Netshoes (2017 – 2019), Iguá Saneamento (2018 – 2019) and Vicunha Têxtil (2013 – 2019). He is currently a board member at Capitale / ZEG Group (since September 2020) and serves as a consulting board member at FUNCEX (Fundação Comércio Exterior) (since June 2021). He holds a Master’s degree in International Management from Thunderbird School (December 1989) and graduated in Economics from the University of Brasília (UnB) (December 1987). We believe Mr. Knoepfelmacher’s experience makes him well qualified to serve as a director.

The Board of the Company has affirmatively determined that each of Messrs. Bruno and Knoepfelmacher meets the applicable standards for an independent director under both the applicable rules of the Nasdaq and Rule 10A-3 under the Securities Exchange Act of 1934.

In connection with such appointments, Valor Latitude LLC (the “Sponsor”), the Company’s sponsor, will transfer and assign 25,000 of the Company’s Class B ordinary shares, par value $0.0001 per share, to each of Mr. Bruno and Mr. Knoepfelmacher.

In connection with these appointments, each of Mr. Bruno and Mr. Knoepfelmacher is expected to enter into an indemnity agreement with the Company that is substantially similar to the indemnity agreements entered into by the directors and officers of the Company at the time of the Company’s initial public offering.

There are no arrangements or understandings between Mr. Bruno or Mr. Knoepfelmacher and any other persons pursuant to which each of Mr. Bruno or Mr. Knoepfelmacher was selected as a director of the Company, and there are no transactions between either of Mr. Bruno or Mr. Knoepfelmacher or any of their respective related persons, on the one hand, and the Company, on the other hand, that would require disclosure pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Valor Latitude Acquisition Corp.

By:	/s/ J. Douglas Smith
Name:	J. Douglas Smith
Title:	Chief Financial Officer

Date: October 24, 2022